EXECUTION VERSION

STOCKHOLDERS' AGREEMENT

OF

MXY HOLDINGS INC.

A DELAWARE CORPORATION

Dated as of November 30, 2021

THIS STOCKHOLDERS' AGREEMENT (this "Agreement") of MXY HOLDINGS INC., a Delaware corporation (the "Corporation"), is entered into, and shall be effective, as of November 30, 2021 (the "Effective Date"), by and among the Corporation, the stockholders of the Corporation from time to time party hereto pursuant to the terms hereof (each a "Stockholder" and, collectively, the "Stockholders" and together with the Corporation, each a "Party" and, together, the "Parties") and in accordance with the Delaware General Corporation Law, as amended from time to time (the "DGCL").

RECITALS:

A. MCY MANAGEMENT HOLDINGS, LLC (the "Company") was formed in Delaware as a limited liability company on January 2, 2018, by the filing a certificate of formation of the Company.

B. The Company entered into that certain Limited Liability Company Operating Agreement of the Company on January 2, 2018.

C. The members of the Company subsequently entered into that certain Amended and Restated Operating Agreement with respect to the Company dated as of June 11, 2018, and that certain Second Amended and Restated Operating Agreement with respect to the Company dated as of May 17, 2019 (as the same has been further amended to date, the "Existing Agreement").

D. The Company filed a Certificate of Amendment on November 1, 2018, pursuant to which the name of the Company was amended to MXY HOLDINGS LLC.

E. The Company filed a Certificate of Conversion with the Secretary of State of the State of Delaware on November 30, 2021, pursuant to which the Company converted from a limited liability company to a corporation (the "Corporate Conversion").

F. Each Stockholder listed on the hereto attached Exhibit A hereto attached (collectively, the "Stock") owns Stock of the Corporation, which listed stock represented all of the issued and outstanding Stock of the Corporation.

G. The Corporate Conversion was consummated pursuant to and in accordance with Section 7.7 of the Existing Agreement, which provided, among other things, the Board the right to, in connection with the incorporation of the Corporation, to (i) negotiate, execute, deliver and perform any agreements, instruments and other documents effecting such incorporation and any transactions in connection with such incorporation (including, without limitation, any agreements with third parties who will hold interests in such successor), and further required (ii) that the Members execute and deliver such agreements and other documents (including, without limitation, stockholders', right of first refusal, investor rights and voting agreements) as the Board determined necessary or appropriate to effect the incorporation of the Corporation to provide the Stockholders with rights and obligations with respect to their shares of the capital stock of such successor that are similar to their rights and obligations associated with their equity in the Company, and in connection therewith, the Stockholders (as the "Members" pursuant to the Existing Agreement) appointed each member of the Board, acting singly, as such Member's true and lawful attorney-in-fact for and on behalf of such Member with full power and authority for such Member, and in such Member's name, place and stead and either personally or by attorney-in-fact, to execute and deliver any and all such agreements and other documents, which power of attorney was coupled with an interest and irrevocable. Upon execution of this Agreement by the "Authorized Board Member" as indicated on the signature page hereto, therefore, this Agreement shall be effective and binding on all Stockholders of the Corporation as of the Effective Date.

G. The Corporation and the Stockholders now desire to enter into this Agreement to provide for continuity in the ownership and control, and the harmonious management, of the Corporation; to impose certain restrictions and obligations on the Stockholders of the Corporation, and on the Stock, as now, and from time to time hereafter, owned by the Stockholders; and to set forth certain arrangement governing the management and control, and certain dispositions of the Stock, of the Corporation, all in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

"1934 Act" shall have the meaning set forth in Section 8.10(a).

"Affected Stockholder" shall have the meaning set forth in Section 4.2(a).

"Affiliate" means (a) with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person or (b) any spouse, child, grandchild, parent, grandparent or sibling of a Holder or a trust or other entity for their benefit. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Agreement" means this Stockholders' Agreement, as originally executed and as amended and/or restated from time to time.

"Annual Business Plan" means the Annual Business Plan that the Board prepares or causes to be prepared at least 45 days prior to the end of the then current fiscal year, which shall include: an operating budget showing estimated gross revenues, operating expenses, gross operating profit, and net operating income for the forthcoming Fiscal Year for the Corporation; a marketing plan; a budget covering the estimated capital expenditures, if any; a cash flow forecast; general information concerning pay scales and benefits programs applicable to the employees of the Corporation, and plans for staffing levels at the Corporation for the forthcoming fiscal year, all in reasonable detail and, where appropriate, with the basis for all assumptions expressly set forth; and a comparison against the prior year for all categories contained therein.

"Applicable Law" means all applicable provisions of: (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any applicable Governmental Entity or authority; (b) any consents or approvals of any applicable Governmental Entity or authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of or agreements with, any applicable Governmental Entity or authority; *provided*, that any U.S. federal law which directly conflicts with any Cannabis Act shall not be considered "Applicable Law" solely to the extent that application of such U.S. federal law would, as applied to the Business, automatically result in a violation of an Applicable Law.

"Award Agreements" means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of any individual grant of Stock Options under the Stock Option Plan.

"Bankruptcy" means, with respect to any Person, the (a) commencement by such Person of a voluntary case for relief as a debtor under the United States Bankruptcy Code or the filing by such Person of a petition to take advantage of any other present or future insolvency act or other applicable law relating to bankruptcy, insolvency, reorganization, or relief of debtors; (b) making by such Person of an assignment for the benefit of creditors; (c) consent by such Person to, or acquiescence in by such Person of, the appointment of a receiver, liquidator, trustee, custodian, or other similar official of such Person or of the whole or any substantial part of such Person's properties or assets; (d) entering by a court of competent jurisdiction of an order, judgment, or decree, appointing a receiver, liquidator, trustee, custodian, or other similar official of such Person or of the whole or any substantial part of such Person's properties or assets, which order, judgment, or decree has remained unvacated, or not set aside, or unstayed, for a period of not less than 120 days; (e) commencement of an involuntary case against such Person under the United States Bankruptcy Code, or filing against such Person of a petition seeking similar relief under any other present or future insolvency act or other applicable law relating to bankruptcy, insolvency, reorganization, or relief of debtors, which case or petition has remained undismissed for not less than 120 days; or (f) assumption, under the provisions of any other law for the relief or aid of debtors, by any court of competent jurisdiction of custody or control of such Person or the whole or any substantial part of such Person's properties or assets, which custody or control remains unvacated or unstayed for not less than 120 days.

"Board" shall have the meaning set forth in Section 5.1(a).

"Business" means owning, operating and/or investing in companies that: provide services, advice, funds and products, including, but not limited to management, staffing, security, equipment purchase or leasing, real estate acquisition, real estate build-out and/or leasing, growing, processing and dispensing medical or recreational marijuana in states where growing, processing and dispensing marijuana has been legalized.

"Business Day" means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

"Cannabis Act" means any United States state or local statute, ordinance, or law, which may serve to permit, regulate, govern, or otherwise impact the Business.

"Capital Stock" means the Preferred Stock, the Common Stock and any other class or series of capital stock or other equity securities of the Corporation, whether authorized as of or after the date hereof.

"Cause" means intentional or willful misrepresentation or omission of facts which constitute common law fraud under Applicable Law, or the continued failure to perform duties associated with a position.

"Certificate of Incorporation" shall mean the Certificate of Incorporation of the Corporation that was filed with the Secretary of State of the State of Delaware on November 30, 2021.

"Change in Control" or "Change in Control Transaction" means either or a combination of a Corporation Sale Transaction and/or a Stockholder Sale Transaction.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" means, collectively, (i) the voting Common Stock, par value $0.0001 per share, of the Corporation, and (ii) all other classes of common stock of the Corporation and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

"Competitive Business" means growing, processing or dispensing marijuana in any state (other than in Pennsylvania through a direct or indirect ownership interest in PurePenn, LLC, Pioneer Leasing & Consulting LLC or Avita, LLC, all of which are Pennsylvania limited liability companies), and their affiliates, where growing, processing or dispensing marijuana has been legalized.

"Confidential Information" means all information, in any form or medium, that relates to the business, operations, affairs, financial arrangements, products, services, research or development of the Corporation or any Corporation Subsidiary, and its and their suppliers, panelists, customers or advertisers, including: (a) compilations of data (whether in whole or in part) and all analyses, processes, methods, techniques, systems, formulae, research, records, reports, manuals, documentation and models relating thereto; (b) computer software, documentation and databases (whether existing or in various stages of research and development); (c) identities of and information about the Corporation's and Corporation Subsidiaries' suppliers, panelists, customers and advertisers and their confidential information; (d) inventions, designs, developments, devices, methods and processes (whether or not reduced to practice); (e) internal business information, including, without limitation, information relating to strategic and staffing plans and practices (including information with respect to potential acquisition targets), marketing, promotional and sales plans, practices or programs, training practices and programs, cost and pricing structure, and accounting and business methods; (f) all copyrightable works; and (g) all similar or related information. Notwithstanding the immediately foregoing sentence, the term "Confidential Information" shall not include information with respect to the Corporation or any Corporation Subsidiaries that (i) becomes generally available to the public, other than as a result of disclosure by a Stockholder in violation of this Agreement or any other agreement between the Corporation or Corporation Subsidiaries and such Stockholder, (ii) becomes available to such Stockholder on a non- confidential basis from a source other than the Corporation or Corporation Subsidiaries, which is not known to be subject to or bound by a contractual, legal or fiduciary obligation of confidentiality to the Corporation, any Corporation Subsidiaries or another Person with respect to such information, (iii) the Corporation agrees in writing that such information may be disclosed, or (iv) is required to be disclosed (A) by law or (B) in response to (x) any subpoena, (y) other legal process or (z) any regulatory or other Governmental Entity's investigative demand; *provided*, *however*, that any such disclosures shall be made only to the Person to whom the disclosure is required as set forth above in this clause (iv) and (unless legally prohibited by any law, regulation or court order) after prompt written notice to the Corporation of the required disclosure. Information shall not be deemed to be excluded from the meaning of "Confidential Information" merely because individual portions or components of such information are publicly known or available. If Confidential Information is to be disclosed pursuant to clause (iv) above, the disclosing Stockholder agrees to cooperate with the Corporation (at the Corporation's expense) if the Corporation should seek to prevent such disclosure or obtain an order or other reliable assurance that confidential treatment shall be accorded to designated portions of the Confidential Information.

"Controlling Stockholder" means Stockholder holding Stock constituting a Required Majority.

"Conversion Securities" means the securities of the Corporation issued as a result of the exercise of the conversion features described in that certain Convertible Note Purchase Agreement by and among the Corporation and the lenders signatory thereto, dated June 11, 2018, pursuant to which certain lenders party thereto converted notes issued thereunder into the equity securities of the Corporation.

"Corporation" shall have the meaning set forth in the preamble to this Agreement.

"Corporation Sale Transaction" means: (a) the sale, exchange, assignment, transfer or exclusive license of all or substantially all of the assets of the Corporation and the Corporation's subsidiaries, taken as a whole, in a transaction or series of related transactions to one or more Persons; or (b) a merger, conversion or similar transaction or series of related transactions involving the Corporation, as a result of which those persons who held (directly or indirectly) 100% of the voting power of the Corporation immediately prior to such transaction do not hold (either directly or indirectly or together with all of their Affiliates) more than 50% of the voting power of the Corporation (or the surviving or resulting entity thereof) after giving effect to such transaction.

"Corporation Subsidiaries" means any business entity of which the Corporation and/or any of its subsidiaries directly or indirectly owns at such time more than 50% of the outstanding voting equity interests of such entity.

"D18" shall have the meaning set forth in Section 2.5(b).

"D18 Advisory Agreement" shall have the meaning set forth in Section 2.5(b).

"DGCL" shall have the meaning set forth in the preamble to this Agreement.

"Director" shall have the meaning set forth in Section 5.1(a).

"Disqualifying Event" means, with respect to a particular Director or Stockholder: (a) the conviction, or plea of nolo contendere, by such Director or Stockholder or any owner, manager, director, employee, volunteer or affiliate of a Stockholder that is an entity, (i) to a violation relating to the unlawful distribution and/or possession with intent to distribute, manufacture, import or export, cannabis in violation of any state or federal statute, (ii) to a criminal offense relating to the sale or possession of illegal drugs, narcotics or controlled substances not described in clause (a)(i), and (iii) to any felony not described in clauses (a)(i) or (a)(ii); (b) the failure of such Director or Stockholder to comply with the Licensing Requirements; (c) the failure of such Director to submit to the Corporation within twenty one (21) days following the Corporation's written request a certified copy of the criminal background check of such Director; (d) the failure of such Stockholder to submit to the Corporation within twenty one (21) days following the Corporation's written request: (i) if the Stockholder is an entity, its organizational and operational documents and, immediately following their execution, any amendments thereto, (ii) if the Stockholder is an entity, a current roster of its owners, managers, directors, employees and volunteers and (iii) a certified copy of the criminal background checks of the Stockholder, and if the Stockholder is an entity, certified copies of the criminal background checks of each of such entity's owners, managers, directors, employees and volunteers; (e) a determination under Applicable Law by any Governmental Authority that a Director or Stockholder or any of their Affiliates or equity holders is not suitable to hold a direct or indirect equity interest in the Corporation; or (f) the Board reasonably determines that a Director or Stockholder or any of a Stockholder's equity holders has breached any of the representations, warranties, covenants or agreements set forth in Section 10.1 and that such breach presents a demonstrable, clear, present, continuing and material threat of harm to the business and affairs of the Corporation or its Subsidiaries; *provided*, that in all such cases, if the event giving rise to the Disqualifying Event is capable of being cured, the Corporation shall provide written notice to the Stockholder(s) and/or Director(s) subject to such determination describing the Disqualifying Event and setting forth the cure period, and the determination that an "Disqualifying Event" has occurred shall not be made until the expiration of any applicable cure periods for the event giving rise to the Disqualifying Event, and which cure may include, without limitation, in the case that the Disqualifying Event arises from or relates to an equity holder of a Stockholder(s) and/or Director(s), redeeming, transferring or otherwise terminating such equity holder's ownership interest; *provided, further*, that if changing the manner in which the equity granted to the Stockholder is held will avoid the threat to the Corporation's ability to comply with a Licensing

Requirement and thereby ameliorate the Disqualifying Event, then, subject to any transfer restrictions in the governing documents of the Corporation, including but not limited to this Agreement, such equity may be so transferred, at the Stockholder's direction, and sole cost and expense; and *provided, further*, however (x) that the preceding proviso shall not apply to clause (a)(ii) or (a)(iii) of this paragraph; and (y) at all times when the Corporation has no direct or indirect interest(s) in any state-licensed cannabis companies, the circumstances described in clause (a)(i) and clause (f) of this paragraph shall not be considered a "Disqualifying Event."

"Dispute" shall have the meaning set forth in Section 7.1.

"Fair Market Value" means the price at which a willing buyer will buy from a willing seller when (a) both are unrelated, (b) know the relevant facts, (c) neither is under any compulsion to buy or sell, and (d) all rights and benefit inherent in (or attributable to) the item must have been included in the transfer.

"Governmental Entity" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

"Holder" means any Stockholder that is a holder of Stock and any successor Stockholder that is a holder of Stock as a result of a Transfer permitted hereunder.

"Incapacitated" or "Incapacity" means, in the case of a Director or a Stockholder who has been performing services on behalf of the Corporation, the Director or Stockholder's inability to perform services on behalf of the Corporation in a manner substantially consistent with past practices for a period in excess of six continuous months (or for a total of at least eight months in any twelve month period) as the result of mental or physical illness, sickness or condition, or a medical procedure. Notwithstanding the foregoing, the foregoing periods of time for measuring if a Director or Stockholder is incapacitated may be extended from time to time as determined by the Board, in its sole discretion.

"Incapacity Event" means, with respect to any Director, (a) the termination of that Director for Cause, (b) the death of that Director or (c) that Director becomes Incapacitated.

"Initial Registration" shall have the meaning set forth in Section 8.2(a).

"Initiating Holders" shall have the meaning set forth in Section 8.2(a).

"Involuntary Transfer" means the (a) death or Incapacity of a Stockholder who is a natural person, (b) the dissolution of a Stockholder that is an entity, or (c) any transaction, proceeding or action by or in which a Stockholder shall be involuntarily deprived or divested of any right, title or interest in or to any of such Stockholder's Stockholder Interest, including, without limitation, any seizure under levy of attachment or execution, Transfer in connection with Bankruptcy or other court proceedings to a trustee in Bankruptcy or receiver or other officer or agency, any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, or any Transfer arising out of or resulting from a judgment or decree in divorce including any separation agreement incorporated therein.

"Licensing Requirements" means any and all licensing requirement imposed by any Cannabis Act and any regulations, rule and procedures promulgated thereunder and otherwise developed by the Corporation to ensure compliance therewith.

"Majority" shall have the meaning set forth in Section 3.1.

"Management Stock" shall have the meaning set forth in Section 8.8(b).

"Mercedes" shall have the meaning set forth in Section 2.5(b).

"Mercedes Advisory Agreement" shall have the meaning set forth in Section 2.5(b).

"New Issuance" shall have the meaning set forth in Section 2.1.

"New Issuance Notice" shall have the meaning set forth in Section 2.1.

"Offer Notice" shall have the meaning set forth in Section 4.1(b).

"Offered Stock" shall have the meaning set forth in Section 4.1(b).

"Offeree Stockholder" shall have the meaning set forth in Section 4.1(b).

"Participating Holders" shall have the meaning set forth in Section 8.12(c).

"Party" shall have the meaning set forth in the preamble to this Agreement.

"Percentage Interest" means the percentage interest set forth opposite the name of such Stockholder on Exhibit A, as the same may be adjusted from time to time in accordance with this Agreement. If adjusted, the Percentage Interest of a Stockholder shall be to equal the number of outstanding shares of Stock held by such Stockholder divided by the aggregate number of outstanding shares of Stock held by all Stockholder at such time.

"Permitted Transferee" means, (a) in the case of a Stockholder who is a natural Person, (i) such Stockholder, (ii) such Stockholder's spouse, parent, sibling, child, grandparent, or grandchild, or descendants, in each case, whether by birth or operation of law, natural or adopted, (iii) any trust where the only beneficiaries are those persons described in clauses (i) through (ii), (iv) any partnerships or limited liability companies where the only partners or members are those Persons described in clauses ((i) through (ii) and/or (b) the Corporation, its Stockholders and Affiliates.

"Person" means a natural person, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity, association or group.

"Preferred Stock" means, collectively, the each of: (i) the Series A Preferred Stock; (ii) the Series B Preferred Stock; (iii) the Series C Preferred Stock; (iv) the Series C-1 Preferred Stock; (v) the Series P-1 Preferred Stock; and (vi) the Series P-2 Preferred Stock.

"Prime Rate" means a varying rate per annum that is equal to the interest rate published by The Wall Street Journal from time to time as the prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate.

"Required Majority" shall have the meaning set forth in Section 3.1.

"Securities Act" means the Securities Act of 1933, as amended.

"Series A Preferred Stock" means the Series A Preferred Stock, par value $.0001 per share, of the Corporation having the privileges, preference, duties, liabilities, obligations and rights specified with respect to "Series A Preferred Stock" in the Certificate of Incorporation, and any securities issued in respect

thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

"Series B Preferred Stock" means the Series B Preferred Stock, par value $0.0001 per share, of the Corporation having the privileges, preference, duties, liabilities, obligations and rights specified with respect to "Series B Preferred Stock" in the Certificate of Incorporation, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

"Series C Preferred Stock" means the Series C Preferred Stock, par value $0.0001 per share, of the Corporation having the privileges, preference, duties, liabilities, obligations and rights specified with respect to "Series C Preferred Stock" in the Certificate of Incorporation, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

"Series C-1 Preferred Stock" means the Series C-1 Preferred Stock, par value $0.0001 per share, of the Corporation having the privileges, preference, duties, liabilities, obligations and rights specified with respect to "Series C-1 Preferred Stock" in the Certificate of Incorporation, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

"Series P-1 Preferred Stock" means the Series P-1 Preferred Stock, par value $0.0001 per share, of the Corporation having the privileges, preference, duties, liabilities, obligations and rights specified with respect to "Series P-1 Preferred Stock" in the Certificate of Incorporation, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

"Series P-2 Preferred Stock" means the Series P-2 Preferred Stock, par value $0.0001 per share, of the Corporation having the privileges, preference, duties, liabilities, obligations and rights specified with respect to "Series P-2 Preferred Stock" in the Certificate of Incorporation, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

"Shares" means, collectively, the shares of: (a) Common Stock; (b) Preferred Stock; and (c) any other Capital Stock, in each case together with any Stock Equivalents thereon, purchased, owned or otherwise acquired by a Stockholder as of or after the date hereof, and any securities issued in respect of any of the foregoing, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

"Stock Equivalents" means any Stock Option and any other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Shares, and any option, warrant or other right to subscribe for, purchase or acquire Shares or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

"Stock Option Plan" means the MXY Holdings, Inc. 2021 Equity Incentive Plan, as amended, restated or modified from time to time.

"Stock Options" means the Stock Options of the Corporation granted pursuant to the Stock Option Plan and the Award Agreements thereunder.

"Stockholder Sale Transaction" means the sale by Stockholders of the Corporation to any Person or group of Persons (in a single transaction or a series of related transactions (but excluding any Corporation Sale Transaction) of shares of Stock of the Corporation representing more than fifty percent (50%) of the combined voting power of the shares of Stock of the Corporation.

"Stockholders" means the holders of stock of the Corporation listed on Exhibit A attached hereto, and includes any Person admitted as an additional or substitute stockholder of the Corporation pursuant to the provisions of this Agreement, each in its capacity as a stockholder of the Corporation.

"Stockholder Interest" means a Stockholder's entire interest in the Corporation including the Stockholder's right to share in income, gains, losses, deductions, credits, or similar items of, and to receive distributions from, the Corporation pursuant to this Agreement and the DGCL, the right to vote or participate in the management of the Corporation to the extent herein provided or as specifically required by the DGCL, and the right to receive information concerning the business and affairs of the Corporation.

"Subsidiary" or "Subsidiaries" means any Person: (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Corporation, or (ii) with respect to which the Corporation possesses, directly or indirectly, control of the direction of the affairs or management of such Person.

"Tax" or "Taxes" means all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, social security, disability, use, personal and real property, withholding, excise, production, transfer, alternative minimum, value added, occupancy and other taxes, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

"Transfer" or "Transferred" means, with respect to any shares of Stock, other than an initial purchase and sale of such shares of Stock pursuant to an issuance of shares of Stock by the Corporation, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such shares of Stock or any participation, rights or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such shares of Stock or any participation, rights or interest therein, in each case whether directly or indirectly, or any agreement or commitment to do any of the foregoing.

"Transferee" shall have the meaning set forth in Section 8.13.

"Violation" shall have the meaning set forth in Section 8.10(a).

Section 1.2. Other Definitional Provisions. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(c) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules

annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

(f) Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h) Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

GENERAL RESTRICTIONS

Section 2.1. Additional Shares of Stock. Subject to the consent of a Required Majority, the Board may (i) authorize, create and issue shares of Stock of different classes (which may be existing classes or new classes), the primary purpose of which is to raise working capital for the Corporation, and in connection therewith, to admit Persons as Stockholders in exchange for such cash or such other consideration (including past or future services) and on such terms and conditions as the Board deems appropriate, and (ii) amend this Agreement to reflect any of the foregoing actions (hereinafter a "New Issuance"). Promptly following such authorization, the Board shall notify the Stockholders of the terms of the New Issuance (the "New Issuance Notice").

(a) Preemptive Rights. If the New Issuance would dilute the Percentage Interest of one or more Stockholders in the Corporation, then each Stockholder who holds at least 2.5% of the issued and outstanding shares of Stock of the Corporation, on a fully diluted basis (but excluding Stock Options) shall be given a preemptive right to purchase all but not less than all of the additional shares of stock being sold in the New Issuance on the same terms and conditions as the shares of stock being sold in the New Issuance which are being proposed to be issued sufficient to maintain such Stockholder's Percentage Interest in the Corporation; *provided, however*, if the New Issuance Notice includes a request of the Stockholders to waive their preemptive rights, it shall be deemed that all of the Stockholders waived their preemptive rights if, within fifteen days following the receipt of the New Issuance Notice, the Board receives written waivers of Stockholders holding at least 60% of the issued and outstanding Series A Preferred Stock and/or Series B Preferred Stock, as the case may be, that would be diluted by the New Issuance.

(b) Limitation on Preemptive Rights. Notwithstanding anything in this Agreement or the DGCL to the contrary, no Stockholder shall have preemptive rights with respect to the authorization or issuance of Stock Options.

Section 2.2. Application of Article 8 of the Uniform Commercial Code. Each share of Stock shall constitute a "security" within the meaning of and shall be governed by (a) Article 8 of the Uniform Commercial Code as in effect from time to time in the State of Delaware, and (b) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

Section 2.3. RESERVED.

Section 2.4. Disqualifying Events. To ensure that no Stockholder and/or no owner of a Stockholder has had a Disqualifying Event, the Corporation may, at its option and sole cost and expense, require any Stockholder and/or owner, manager, director, employee, volunteer or affiliate of a Stockholder to submit to a criminal background check.

Section 2.5. Non-Competition.

(a) Subject to (b), unless otherwise approved by a majority of the Board, during the time a Stockholder is a Stockholder of the Corporation, no Stockholder shall, directly or indirectly (as an owner of an interest in another entity or otherwise), (i) own an interest in any Competitive Business or (ii) render services or provide advice or information, as an employee, consultant, contractor, manager, director, officer or otherwise, to any Competitive Business.

(b) The restriction in (a) shall not (i) apply to any Series C Stockholder; or (ii) prevent any Stockholder from directly or indirectly owning up to 5% of the outstanding equity interests in a publicly traded corporation, or (iii) impose further non-competition restraints against D18 Anacapa LLC ("D18") other than those contained in that certain Advisory Agreement by and between the Corporation and D18, dated on or about June 11, 2018 (the "D18 Advisory Agreement"), or (iv) impose further non-competition restraints against Mercedes Advisors LLC ("Mercedes") other than those contained in that certain Advisory Agreement by and between the Corporation and Mercedes, dated on or about June 11, 2018 (the "Mercedes Advisory Agreement"), or (v) impose further non-competition restraints against any other employment or consulting agreement negotiated with any employee of or consultant to the Corporation, in each case to be negotiated in good faith between the employee or consultant, on the one hand, and the Corporation and/or its respective Affiliate, on the other hand, and in each case as approved by a majority of the Board.

ARTICLE III
VOTING

Section 3.1. Consent. Unless otherwise expressly provided herein, the consent of the Stockholders for purposes of this Agreement shall require and be obtained by receiving an affirmative vote of the Required Majority (a "Majority"): (a) at any meeting of the Stockholders at which a Required Majority is present, or (b) by the written consent of Required Majority. Wherever in this Agreement only a "Required Majority" is required, only the consent of Holders representing a majority of the Series A Preferred Stock, voting as a separate class, shall be required.

Section 3.2. Admission of Additional Stockholders. Subject to ARTICLE IV and the Certificate of Incorporation, one or more additional or substitute Stockholders of the Corporation may be

admitted to the Corporation with the approval of the Board. Subject to the foregoing sentence, any additional or substitute Stockholder shall be admitted to the Corporation as a Stockholder of the Corporation upon its execution of a counterpart signature page to this Agreement, upon execution of which such additional or substitute Stockholder shall be bound by the terms of this Agreement. If a Stockholder Transfers all of his, her or its equity interest in the Corporation pursuant to the terms of this Agreement, such admission shall be deemed effective immediately prior to such Transfer and, immediately following such admission, the transferor Stockholder shall cease to be a Stockholder of the Corporation.

Section 3.3. No Management or Dissent Rights. Except as set forth herein or otherwise required by law, no Stockholder shall have any right to take part in the management or operation of the Corporation other than through the Board appointed by the Stockholders having the right to designate the Directors comprising such Board. No Stockholder shall, without the prior written approval of the Board, take any action on behalf of or in the name of the Corporation, or enter into any commitment or obligation binding upon the Corporation, except for actions expressly authorized by the terms of this Agreement. Except as required by law, Stockholders shall not be entitled to any rights dissenter's rights to compensation or seek appraisal with respect to any transaction, including the merger or consolidation of the Corporation with any Person.

Section 3.4. Actions Requiring Consent of the Series C Preferred Stockholders. Notwithstanding anything in these Bylaws, the Certificate of Incorporation or the Stockholders Agreement of even date herewith to the contrary, consent of the holders of the majority of the then outstanding Stock held by the Series C Preferred Stockholders, voting separately as a class, shall be required for any action in respect of the Corporation or any subsidiary thereof (by merger, consolidation, reclassification or otherwise), which amends or modifies these Bylaws or the Certificate of Incorporation in a manner that materially and adversely disproportionally affects the Series C Preferred Stockholders.

ARTICLE IV
TRANSFERS OF STOCK

Section 4.1. Restrictions on Transfer of Stock.

(a) General. Except as permitted under this ARTICLE IV and the Certificate of Incorporation, no Stockholder may Transfer all or any portion of the Stock held by such Stockholder without the approval of the Board.

(b) Transfers Pursuant to Bona Fide Offer. Subject to Section 4.4, if a Stockholder (the "Offeree Stockholder") receives a bona fide written offer from a Person who is not a Permitted Transferee who has and, in the case of an entity, whose owners have, submitted to a criminal background check satisfactory to the Board, to purchase all or any portion of the Stockholder's shares of Stock, and the Offeree Stockholder desires to accept such offer, the Offeree Stockholder must deliver a written notice (x) first, to the Corporation, and upon approval thereof by a majority of the Board, (y) second, to each other Stockholder (the "Offer Notice"), setting forth the identity of the proposed transferee, the number of shares of Stock that are the subject of the proposed Transfer (the "Offered Stock"), the purchase price to be paid by the proposed transferee and the other terms and conditions of the proposed Transfer. The delivery of that notice to the Corporation and the other Stockholders, respectively, will be deemed to constitute the Offeree Stockholder's offer to sell all (but not less than all) of the Offered Stock to the Corporation and the other Stockholders at the price and on the other terms and conditions set forth in the notice.

(i) Within twenty (20) days after the receipt by the Corporation and the other Stockholders of the notice of intention to transfer the Offered Stock, the Corporation may exercise an

option, which is hereby granted by the Offeree Stockholder, to purchase any or all of the Offered Stock for the price and upon the other terms set forth in the notice.

(ii) In the event that the option granted to the Corporation in (i) is not exercised to purchase all of the Offered Stock, then the other Stockholders may, within ten (10) days after the expiration of the option period set forth in (i), exercise an option, which is hereby granted, to purchase any of the Offered Stock not so purchased by the Corporation, to be allocated among them as they may agree or, in the absence of agreement, pro rata in accordance with their relative Percentage Interests on the date that the Offeree Stockholder's offer was made (but for such calculation excluding the Percentage Interests of the Offeree Stockholder), for the price and upon the other terms set forth in the notice; provided that the Stockholders electing to purchase the Offered Stock must, in the aggregate, agree to purchase all of the Offered Stock.

(iii) The closing of the sale of the Offered Stock to the Corporation and/or the Stockholders, as applicable, under this (b) must occur within 90 days following the expiration of the aforesaid 30-day period following the delivery of the Offeree Stockholder's notice.

(iv) If neither the Corporation nor any Stockholder purchases the Offered Stock as aforesaid, then during the 90-day period following the expiration of the aforesaid 30-day period (or the aforesaid 90-day period, if applicable) the Offeree Stockholder may sell the Offered Stock to the proposed transferee identified in the Offeree Stockholder's notice or an Affiliate thereof at a price and on terms no more favorable to that transferee as those set forth in the Offeree Stockholder's notice. If the Offeree Stockholder does not consummate the Transfer of the Offered Stock within such 90-day period, or the Transfer is at a price or on terms more favorable to that transferee than those set forth in the Offeree Stockholder's notice, or the Offeree Stockholder after the Transfer reacquires all or any portion of the Offered Stock, the Offered Stock Transferred shall remain subject to this Agreement as if no Transfer had been made.

(v) If entitled to vote thereon, the Offeree Stockholder shall abstain from voting on the question of the Corporation's exercise of the purchase options granted to it by this Agreement at any meeting of Stockholders or the Board called for such purpose.

(vi) Transfers under this Section 4.1(b) shall not be subject to Section 4.1(a).

(vii) If the Offeree Stockholder Transfers all or any portion of its shares of Stock to one or more transferees in accordance with Section 4.1(b), the provisions of this Section 4.1(b) shall continue to apply to such transferees (and to any indirect transferees, if applicable), and such transferee shall be required, as a condition of the consummation of such Transfer, to execute joinder documents reasonably satisfactory to the Board.

(viii) The Offeree Stockholder shall pay the expenses (including attorneys' fees) incurred by the Corporation in connection with any Transfer pursuant to this Section 4.1(b).

(c) Permitted Transfers. A Stockholder may Transfer all or any portion of the shares of Stock held by such Stockholder to a Permitted Transferee without regard to the approvals otherwise required under (a); provided that (i) the requirements of Section 4.3 are satisfied, and (ii) the Permitted Transferee shall execute a joinder to this agreement pursuant to which the holder of the transferred Stockholder Interest agrees to be subject to the terms of this Agreement, including the restrictions on Transfers contained in this ARTICLE IV. To be a Permitted Transferee, such Transferee must represent that he or she has not been convicted of or pleaded nolo contender to a felony and agrees to submit to criminal record checks from time to time as requested by the Board.

(d) Reliance on Restrictions. The Stockholders agree that the restrictions on Transfer set forth in this ARTICLE IV are both reasonable and necessary in view of the fact that the success of the Corporation depends upon their joint efforts and commitment. Each Stockholder is relying upon the restrictions on Transfer contained in this ARTICLE IV in agreeing to enter into this Agreement.

Section 4.2. Involuntary Transfer of Interest.

(a) Except as provided in (ii), in the event of an Involuntary Transfer or a Disqualifying Event, unless the Corporation and the affected Stockholder or his, her or its representative (the "Affected Stockholder") agree otherwise in writing, the Corporation shall have the right and option to purchase and redeem all, but not less than all, of the Affected Stockholder's shares of Stock as follows:

(i) in the case of an Involuntary Transfer that occurs as a result of the death or Incapacity of a Stockholder who is a natural person, the appraised value determined pursuant to Section 4.2(b); and

(ii) in the case of any other Involuntary Transfer or Disqualifying Event, 80% of the appraised value determined pursuant to Section 4.2(b).

(b) In determining the appraised value, the Affected Stockholder and the Corporation shall each appoint an appraiser to determine the Fair Market Value of the Corporation and the resulting value of the Affected Stockholder's shares of Stock. If the two appraisers agree, they shall jointly render a single written report stating the value of the Affected Stockholder's shares of Stock within 90 days of their appointment. If the two appraisers cannot agree, they shall jointly appoint a third appraiser, and within 30 days following such appointment, such third appraiser shall render a written report of such appraiser's opinion thereon. The Affected Stockholder and the Corporation shall pay the fees and costs of the appraiser appointed by them, and the fees and other costs of the third appraiser shall be shared equally between the Affected Stockholder and the Corporation. The appraised value contained in the aforesaid joint written report or written report of the third appraiser, as the case may be, shall be value of the Affected Stockholder's shares of Stock; *provided, however,* that if value of the Affected Stockholder's shares of Stock contained in the appraisal report of the third appraiser is more than the higher of the first two appraisals, the higher of the first two appraisals shall govern; provided, further, that if the value contained in the appraisal report of the third appraiser is less than the lower of the first two appraisals, the lower of the first two appraisals shall govern. In determining the value of the Affected Stockholder's shares of Stock, except in the case of an Involuntary Transfer that occurs as the result of Bankruptcy, no discount for lack of control or marketability and no premium for control shall be taken. To the extent that life insurance proceeds received by the Corporation as a result of a Stockholder's death are used by the Corporation to purchase shares of Stock from the estate of a deceased Stockholder, such proceeds shall not be taken into account in computing the Fair Market Value of the Corporation.

(c) Such option shall be exercised by the Corporation's notice to the Affected Stockholder within 120 days after the Corporation shall have received notice of the Involuntary Transfer. In the event of a dispute or uncertainty as to the Person to whom payment is to be made, the deposit of the net purchase price in escrow with an attorney, to be held for the benefit of the Person entitled to the receipt of the same, and notice of such deposit to the Affected Stockholder, shall be deemed in compliance with the provisions hereof, and the purchase of such the Affected Stockholder's shares of Stock shall be deemed effective as of the date of such deposit. If the Corporation's option shall not be exercised, the other Stockholders shall have the right to purchase their pro-rata fraction (or in such other proportion as such other Stockholders mutually agree) in accordance with the procedures sets forth above in this Section 4.2, by giving notice to the Affected Stockholder within 30 days after the expiration of the Corporation's option. If neither the Corporation nor the other Stockholders exercise their options, then the trustee,

assignee or other legal representative of the Affected Stockholder shall be entitled only to the economic rights of a Stockholder specified in Section 160 of the DGCL, unless such trustee, assignee or other legal representative is admitted as a Stockholder in accordance with this Agreement.

(d) If the Corporation has elected to purchase all of the Affected Stockholder's Stockholder Interest from the Affected Stockholder, the Transfer will be consummated as soon as practicable, but prior to the expiration of 180 days following the date the Corporation shall have received notice of the Involuntary Transfer. The purchase price will be paid in immediately available funds; *provided, however,* that (i) if the Involuntary Transfer is a result of the Bankruptcy of a Stockholder, the purchase price will be paid by delivery of a promissory note payable in 180 equal monthly installments and bearing interest at the Prime Rate on the date of the closing; (ii) in the case of the death of a Stockholder, at the Corporation's and/or the Stockholders' option, the purchase price may be paid by delivery of 40% of the purchase price at the closing and a promissory note for the remainder payable in 120 equal monthly installments and bearing interest at the Prime Rate on the date of the closing; (iii) in the case of an Involuntary Transfer other than Bankruptcy or death, at the Corporation's and/or the Stockholders' option, the purchase price may be paid by delivery of 20% of the purchase price at the closing and a promissory note for the remainder payable in 84 equal monthly installments and bearing interest at the Prime Rate on the date of the closing; and (iv) in the case of Disqualifying Event, at the Corporation's and/or the Stockholders' option, the purchase price may be paid by delivery of 20% of the purchase price at the closing and a promissory note for the remainder payable in 120 equal monthly installments and bearing interest at the Prime Rate on the date of the closing. At the closing, the Affected Stockholder shall execute and deliver to the Corporation or the other Stockholders, as applicable, those assignments and other instruments as may be reasonably required to vest in the Corporation or the Stockholders, as applicable, all right, title, and interest in and to the shares of Stock held by the Affected Stockholder, free and clear of all liens and encumbrances. In the event the Affected Stockholder fails to execute an assignment of its shares of Stock or other necessary documents to effectuate the purpose of this Section 4.2, the Affected Stockholder hereby appoints the Corporation as its attorney-in-fact to execute such assignment and any and all documents which are necessary or appropriate in connection with the buyout of the Affected Stockholder's shares of Stock pursuant to this Section 4.2. This power of attorney is hereby declared to be irrevocable and a power coupled with an interest and shall survive the dissolution or insolvency of the Affected Stockholder.

Section 4.3. Transfer of Stock In General.

(a) Conditions to Transfer. In addition to the other requirements of this Agreement, no Stockholder shall be entitled to Transfer all or any part of such Stockholder's shares of Stock unless all of the following conditions have been met: (i) the Corporation shall (at its option) have received an attorney's written opinion, procured at the applicable Stockholder's cost, in form and substance reasonably satisfactory to the Corporation, specifying the nature and circumstances of the proposed Transfer, and based on such facts stating that the proposed Transfer will not be in violation of any of the registration provisions of the Securities Act or any applicable state securities laws; (ii) the Corporation shall have received from the transferee a written consent to be bound by all of the terms and conditions of this Agreement; (iii) the Transfer will not result in the loss of any license or regulatory approval or exemption that has been obtained by the Corporation, or result in a default under or breach or termination of any contract to which the Corporation is a party, and in each case that is materially useful in the conduct of its business as then being conducted or proposed to be conducted; (iv) the proposed transferee has not had a Disqualifying Event and has submitted to a criminal background check; and (v) the Corporation is reimbursed by the applicable Stockholder upon request for its reasonable expenses in connection with the Transfer. The Board may, in its discretion, waive some or all of the foregoing conditions in writing.

(b) Invalid Transfers. Transfers in violation of this Section 4.3 or in violation of any other provision of this ARTICLE IV, this Agreement or the Certificate of Incorporation shall be null and void *ab initio* and of no effect whatsoever.

(c) Restrictions Continue After Transfer. After the effective date of any Transfer of all or a portion of a Stockholder's shares of Stock in accordance with this Agreement, the shares of Stock so transferred shall continue to be subject to the terms, provisions and conditions of this Agreement and any further Transfers shall be required to comply with all of the terms, provisions and conditions of this Agreement. Any transferee of shares of Stock shall take such shares of Stock subject to the restrictions on Transfer imposed by this Agreement.

Section 4.4. Power of Attorney in connection with Sale of Stock Upon a Change in Control Transaction. In order to ensure the execution and delivery of any agreements and other documents which the Board determines are required to effect a Change in Control Transaction pursuant to the Certificate of Incorporation, each Stockholder hereby constitutes and appoints each Director, acting singly, as such Stockholder's true and lawful attorney-in-fact for and on behalf of such Stockholder with full power and authority for such Stockholder, and in such Stockholder's name, place and stead and either personally or by attorney-in-fact, to execute and deliver any and all such agreements and other documents. The powers of attorney granted by the Stockholders pursuant to this Section 4.4 are coupled with an interest and irrevocable.

Section 4.5. Termination of Rights. The terms, conditions and obligations set forth in this ARTICLE IV shall terminate upon the closing of a Change in Control Transaction.

ARTICLE V
GOVERNANCE

Section 5.1. Board of Directors.

(a) Board. The Board of Directors of the Corporation (the "Board") shall be composed of two (2) directors (each a "Director", and collectively, the "Directors") in accordance with and otherwise appointed as follows. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at two (2) directors (as the same shall be reduced pursuant to this Section 5.1(a)) and except as required by this Section 5.1(a), the authorized number of directors may be increased or decreased only in connection with a valid amendment or waiver of this Agreement, subject to compliance with the Certificate of Incorporation. Each Stockholder further agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of Stockholders at which an election of Directors is held or pursuant to any written consent of the Stockholders, the following persons are elected to the Board: two (2) Directors elected by a majority of the Series A Preferred Stock, voting as a separate class. Except as otherwise specified in this Agreement, the Certificate of Incorporation, or required by applicable law, all actions undertaken, or decisions made, by the Board shall be approved by a majority of the Directors.

(b) Audit Committee. In the Board's discretion, the Corporation may establish an Audit Committee, which shall advise the Board on matters delegated to such committee by the Board in accordance with the Corporation's Bylaws.

ARTICLE VI
BOOKS AND RECORDS; REPORTS

Section 6.1. Information Rights.

(a) Financial Statements. Any Holder of at least 127,875 shares of Series C Preferred Stock or Series C-1 Preferred Stock shall be entitled to receive from the Corporation the following information: (i) unaudited consolidated quarterly financial reports of the Corporation and its consolidated subsidiaries for the first three (3) fiscal quarters of each year and (ii) audit consolidated annual financial reports of the Corporation and its consolidated subsidiaries. The foregoing financial statements shall be prepared on a consolidated basis if the Corporation then has any Subsidiaries. The covenants set forth in this ARTICLE VI shall terminate and be of no further force and effect upon the consummation of the sale of securities pursuant to a registration statement filed by the Corporation under the DGCL in connection with the initial firm commitment underwritten offering of its securities to the general public.

Section 6.2. Fiscal Year. The fiscal year of the Corporation shall be the twelve-month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Director; *provided, that*, if the Corporation is required under the Code to use a taxable year other than a calendar year, then the fiscal year of the Corporation shall be such taxable year.

Section 6.3. Non-Disclosure. Each Stockholder agrees that it shall not, and shall cause its directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors, managers, employees, members and partners of such Stockholder or use or otherwise exploit for its own benefit or for the benefit of anyone other than such Persons, any Confidential Information. No Stockholder shall have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; *provided, however*, that in the event disclosure is required by applicable law, the applicable Stockholder shall, to the extent reasonably possible, provide the Corporation with prompt notice of such requirement prior to making any disclosure so that the Corporation may seek an appropriate protective order.

ARTICLE VII
DISPUTE RESOLUTION

Section 7.1. Mandatory, Non-Binding Mediation. In the event of a dispute regarding the performance, interpretation, application or breach of this Agreement or its Exhibits (a "Dispute"), the Parties to the Dispute agree, *first*, to negotiate a resolution in good faith of such Dispute for a period of 30 calendar days following written notice of Dispute from a Party, each Party to the dispute agreeing to have present at such negotiations a representative authorized to settle the Dispute; and *second*, if the Stockholders in the Dispute are thereafter unable to resolve the Dispute fully, and if they agree, they will request non-binding mediation of unresolved portions of the Dispute administered by the American Arbitration Association under its Commercial Mediation Procedures, to be held before one mutually-agreed, qualified mediator in New Castle County, Delaware for a period of a further 21 calendar days.

Section 7.2. Arbitration. If the Parties to the Dispute are not able to resolve their Dispute after application of Section 7.1, to the maximum extent allowed by applicable law, the Dispute shall be submitted to and finally resolved by, binding arbitration. Any Party may file a written Demand for Arbitration with the American Arbitration Association's Regional Office closest to the Corporation's principal office, and shall send a copy of the Demand for Arbitration to the other Parties. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil

Procedure. The venue for the arbitration shall be New Castle County, Delaware. The arbitration shall be conducted before one arbitrator selected through the American Arbitration Association's arbitrator selection procedures. The arbitrator shall promptly fix the time, date and place of the hearing and notify the parties. The parties shall stipulate that the arbitration hearing shall last no longer than 5 Business Days. The arbitrator shall render a decision within 10 days of the completion of the hearing, which decision may include an award of legal fees, costs of arbitration and interest. The arbitrator shall promptly transmit an executed copy of its decision to the parties. The decision of the arbitrator shall be final, binding and conclusive upon the parties. Each party shall have the right to have the decision enforced by any court of competent jurisdiction. Notwithstanding any other provision of this ARTICLE VII, any Dispute in which a party seeks equitable relief may be brought in any court which has jurisdiction over New Castle County, Delaware. Each party (a) acknowledges that the other parties would be irreparably damaged if any of the provisions of this Agreement are not performed by such party in accordance with their specific terms and (b) agrees that the other parties are entitled to injunctive relief to prevent breaches of this Agreement, and have the right to specifically enforce this Agreement and the terms and provisions hereof, in addition to any other remedies available at law or in equity.

ARTICLE VIII

REGISTRATION RIGHTS

Section 8.1. Article Terms. For purposes of this ARTICLE VIII only, the following terms shall have the following meanings and interpretations:

(a) "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Corporation with the SEC.

(b) The terms "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(c) "Registrable Securities" means (i) the shares of Stock and (ii) any equity interests, stock or other securities of the Corporation issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of Stock, excluding in all cases, however, any Registrable Securities sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction.

(d) The number of "Registrable Securities then outstanding" shall be determined by the number of shares of Stock outstanding which are Registrable Securities.

(e) "SEC" means the Securities and Exchange Commission.

Section 8.2. Request for Registration.

(a) If the Corporation shall receive at any time following the earlier of (A) six (6) months after the effective date of the first registration statement for a public offering of securities of the Corporation (other than a registration statement relating either to the sale of securities to employees of the Corporation pursuant to a Stock option, Stock purchase or similar plan or a SEC Rule 145 transaction) (the "Initial Registration"), or (B) three years after the date hereof, a written request from the Holders of

at least 50% of the Registrable Securities (the "Initiating Holders") that the Corporation file a registration statement under the Securities Act covering the registration of at least 40% of the Registrable Securities (or a lesser amount of Registrable Securities provided that the offering price to the public exceeds $50,000,000), then the Corporation shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of (b), use its best efforts to effect as soon as practicable the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such written notice by the Corporation; provided, however, that the Corporation shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this (a):

(i) During the period starting with the date sixty (60) days prior to the Corporation's estimated date of filing of, and ending on the date 90 days immediately following the effective date of, any registration statement pertaining to securities of the Corporation (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Corporation is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(ii) After the Corporation has effected two registrations pursuant to this (a), and such registrations have been declared or ordered effective; or

(iii) If the Corporation shall furnish to such Holders a certificate signed by the president or chief executive officer of the Corporation (or officer of similar capacity) stating that in the good faith judgment of the Board it would be seriously detrimental to the Corporation or its Stockholders for a registration statement to be filed at such time, then the Corporation's obligation to use its best efforts to register, qualify or comply under this (a) shall be deferred for a period not to exceed 120 days from the date of receipt of written request from the Initiating Holders; *provided, however*, that the Corporation may not utilize this right more than once in any twelve-month period.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Corporation as a part of their request made pursuant to this Section 8.2 and the Corporation shall include such information in the written notice referred to in (a). In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting. All Holders proposing to distribute their securities through such underwriting shall (together with the Corporation as provided in Section 8.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by mutual agreement of a majority in interest of the Initiating Holders and the Corporation. Notwithstanding any other provision of this Section 8.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares of Stock to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Stock of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Corporation owned by each Holder participating in such underwriting. Notwithstanding the foregoing, the Corporation shall not limit the number of Registrable Securities to be included in a registration under this Section 8.2 unless all other securities offered by persons other than the Corporation are first entirely excluded from such registration.

Section 8.3. Corporation Registration. If (but without any obligation to do so) the Corporation proposes to register any of its shares of Stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of

securities to participants in a Corporation Stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Corporation shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of written notice by the Corporation, the Corporation shall, subject to the provisions of Section 8.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

Section 8.4. Obligations of the Corporation. Whenever required under this ARTICLE VIII to effect the registration of any Registrable Securities, the Corporation shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for the earlier of one hundred twenty (120) days or until the distribution described in the Registration Statement has been completed.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Corporation is already subject to service in such jurisdiction and as may be required under the Securities Act.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this ARTICLE VIII, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this ARTICLE VIII, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated

such date, of the counsel representing the Corporation for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Corporation are then listed.

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC.

Section 8.5. Furnish Information. It shall be a condition precedent to the obligations of the Corporation to take any action pursuant to this ARTICLE VIII with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Corporation such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

Section 8.6. Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 8.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Corporation, and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $50,000) shall be borne by the Corporation; *provided, however*, that the Corporation shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 8.2 if the registration request is subsequently withdrawn at the request of the Holders holding at least 50% of the Registrable Securities to be registered (in which case all Participating Holders shall bear such expenses), unless the Holders holding a majority of the Registrable Securities agree to forfeit their right to the demand registration pursuant to Section 8.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Corporation from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to demand registration pursuant to Section 8.2.

Section 8.7. Expenses of Corporation Registration. The Corporation shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 8.3 for each Holder, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them (not to exceed $25,000), but excluding underwriting discounts and commissions relating to Registrable Securities.

Section 8.8. Underwriting Requirements.

(a) In connection with any offering involving an underwriting of shares of Stock being issued by the Corporation, the Corporation shall not be required under Section 8.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Corporation and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Corporation, but in no event will the amount of Registrable Securities of the

selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering (the Registrable Securities so included to be apportioned pro rata among the selling Stockholders according to the total amount of Registrable Securities entitled to be included therein owned by each selling Stockholder or in such other proportions as shall mutually be agreed to by such selling Stockholders), unless such offering is the initial public offering of the Corporation's securities in which case the selling Stockholders may be excluded entirely if the underwriters make the determination described above and no other Stockholder's securities are included. For purposes of apportionment, any selling Stockholder which is a Holder of Registrable Securities and which is a partnership, limited liability company or corporation, the partners, members or stockholders of such Holder, or the estates and family members of any such partners, members or stockholders and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Stockholder", and any pro rata reduction with respect to such "selling Stockholder" shall be based upon the aggregate amount of shares of Stock carrying registration rights owned by all entities and individuals included in such "selling Stockholder", as defined in this sentence.

(b) The Corporation shall have the right to include shares of Stock now or hereafter owned by the Corporation's officers and employee directors, including both vested and unvested Stock Options (the "Management Stock") in any registration pursuant to Section 8.3. If the shares of Management Stock are included in a registration pursuant to Section 8.3, each holder of Management Stock will be deemed a "Holder" (as that term is defined in this Agreement) for all purposes under this ARTICLE VIII.

Section 8.9. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this ARTICLE VIII.

Section 8.10. Indemnification. In the event any Registrable Securities are included in a registration statement under this ARTICLE VIII:

(a) To the extent permitted by law, the Corporation will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Securities Act of 1934, amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Corporation of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any state securities law; and the Corporation will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld), nor shall the Corporation be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Corporation, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Corporation within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this (b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this (b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this (b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 8.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; *provided, however*, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 8.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.10.

(d) If the indemnification provided for in this Section 8.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by a Holder under this (d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten

public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Corporation and Holders under this Section 8.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this ARTICLE VIII, and otherwise.

Section 8.11. Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Corporation to the public without registration or pursuant to a registration on Form S-3, the Corporation agrees to use reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Corporation for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its shares of Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

(c) file with the SEC in a timely manner all reports and other documents required of the Corporation under the Securities Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Corporation that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Corporation), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents so filed by the Corporation, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

Section 8.12. Form S-3 Registration. In case the Corporation shall receive from any Holder or Holders a written request or requests that the Corporation effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Corporation will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Corporation; provided, however, that the Corporation shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 8.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Corporation entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions)

of less than $10,000,000; (3) if the Corporation shall furnish to the Holders a certificate signed by a manager of the Corporation stating that in the good faith judgment of the Board, it would be seriously detrimental to the Corporation and its Stockholders for such Form S-3 Registration to be effected at such time, in which event the Corporation shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 8.12; provided, however, that the Corporation shall not utilize this right more than once in any twelve (12) month period; (4) more than once in any twelve (12) month period; or (5) in any particular jurisdiction in which the Corporation would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) If the Holders initiating the registration request hereunder (the "Participating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Corporation as part of their request made pursuant to this Section 8.12 and the Corporation shall include such information in the written notice referred to in (a). In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Participating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Corporation as provided in Section 8.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Participating Holders. Notwithstanding any other provision of this Section 8.12, if the underwriter advises the Participating Holders in writing that marketing factors require a limitation of the number of shares of Stock to be underwritten, then the Participating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Stock of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Participating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Corporation owned by each Holder.

(d) Subject to the foregoing, the Corporation shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 8.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders (not to exceed $50,000) and counsel for the Corporation, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Corporation. Registrations effected pursuant to this Section 8.12 shall not be counted as registrations effected pursuant to Sections 8.2 or 8.3, respectively.

Section 8.13. Assignment of Registration Rights. The rights to cause the Corporation to register Registrable Securities pursuant to this ARTICLE VIII may be assigned by a Holder to a transferee or assignee who acquires all of such Holder's Registrable Securities and to whom such Transfer is authorized pursuant to ARTICLE IV of this Agreement, provided the Corporation is, within a reasonable time after such Transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such Transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. Notwithstanding the above, such rights may be assigned by a Holder to a limited partner, general partner or other affiliate of a Holder (the "Transferee") regardless of the number of shares of Stock acquired by such Transferee.

Section 8.14. "Market Stand-Off" Agreement. Each holder of Registrable Securities (or which are or were convertible into Registrable Securities) hereby agrees that, during a period not to exceed 180 days following the effective date of the Initial Registration of the Corporation, it shall not sell or otherwise Transfer or dispose of (other than to a donee who agrees to be similarly bound) any shares of Stock of the Corporation held by it at any time during such period except shares of Stock included in such registration. In order to enforce the foregoing covenant, the Corporation may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares of Stock or securities of every other person subject to the foregoing restriction) until the end of such period.

Section 8.15. Termination of Registration Rights. No Stockholder shall be entitled to exercise any right provided for in this ARTICLE VIII after the earlier of (i) four (4) years following the Initial Registration, or (ii) as to a given Holder, when such Holder can sell all of such Holder's Registrable Securities in a ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

Section 8.16. Stock Splits. All references to numbers of shares of Stock in this ARTICLE VIII shall be appropriately adjusted to reflect any Stock dividend, split, combination or other recapitalization of shares of Stock by the Corporation occurring after the date of this Agreement and any other anti-dilution adjustments provided for in this Agreement, as amended from time to time.

Section 8.17. Aggregation of Stock. All shares of Stock held, acquired by or transferred to affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1. Amendments; Waivers. Except as otherwise expressly set forth in this Agreement, this Agreement may not be modified, altered, supplemented or amended (by merger, repeal, or otherwise), or any provision hereof waived, except pursuant to a written agreement executed and delivered by a Required Majority; provided, however, that no amendment that has the effect of increasing the liability of any Stockholder or adversely affecting any Stockholder's Stockholder Interest in the income, gain or loss of the Corporation or in cash distributions by the Corporation, including the priority of such Stockholder's Stockholder Interest therein, may become effective unless affirmatively consented to by all Stockholders who would be adversely affected thereby. In addition to the restrictions imposed by the foregoing sentence, this Agreement may not be amended nor any provision hereof waived in a way that would diminish or waive any Stockholder's rights hereunder and no restriction imposed by this Agreement may be made more burdensome or a new restriction added that would have the effect of treating a Stockholder differently than any other Stockholder without such Stockholder's prior written consent. Notwithstanding the foregoing, the Board may update and amend Exhibit A to this Agreement as it deems reasonably necessary or appropriate to reflect the admission of additional Stockholders or the issuance of additional shares of Stock in accordance with this Agreement without the consent of any Person. Notwithstanding anything in this Agreement to the contrary, consent of the holders of the majority of the then outstanding shares of Series B Preferred Stock, voting separately as a class, shall be required for any action in respect of the Corporation which (a) causes the Corporation to redeem, directly or indirectly, the equity held legally or beneficially by Jordan Lams or Lams Holding, LLC or Kevin Marrone or KMP84, LLC, other than in connection with a redemption applicable to all Stockholders; or (b) increases or decreases the authorized number of shares of Series B Preferred Stock *provided*, that for the avoidance of doubt and without limitation, no such consent shall be required to initiate, undertake or consummate any offering of securities of the Corporation, including but not limited to a Regulation A or Regulation A+ equity offering of the Company, provided that such offering of securities would not be in violation of subsections (a) and (b) of this sentence.

Section 9.2. Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other Parties and that the other Parties will not have an adequate remedy at law. Therefore, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 9.3. Submission to Jurisdiction; Consent to Service of Process, Waiver of Jury Trial.

(a) Subject to the terms of Section 7.1 and Section 7.2, the Parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within, or having jurisdiction over, New Castle County, Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.6.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION: (i) ARISING UNDER THIS AGREEMENT; OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.4. Entire Agreement; Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement among the Parties with respect to the subject matter hereof. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 9.5. Governing Law. This Agreement, and all claims or causes of action or other matters (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the consummation of any of

the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state.

Section 9.6. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given: (a) when delivered personally by hand (with written confirmation of receipt); (b) when sent by facsimile or electronic mail (with written confirmation of successful transmission); or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the to the appropriate address(es) set forth in Exhibit A (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision).

Section 9.7. Representations of the Stockholders. Each of the Stockholders hereby, severally and not jointly, represents and warrants to the Corporation and the other Stockholders, as of the date of this Agreement and any amendment, as follows:

(a) Authorization. The execution, delivery and performance of this Agreement by such Stockholder has been duly authorized by all appropriate action on the part of such Stockholder.

(b) Enforceability. The execution and delivery by such Stockholder of this Agreement will result in legally binding obligations of such Stockholder enforceable against such Stockholder in accordance with the respective terms and provisions hereof and thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights or general equity principles (regardless of whether considered at law or in equity).

(c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not, with notice or passage of time or both (i) conflict with or result in a material breach of the terms, conditions, or provisions of, (ii) constitute a material default under or result in a material violation of, (iii) result in the creation of any lien or encumbrance upon the shares of Stock or assets, properties or rights of such Stockholder pursuant to, (iv) give any Person the right to modify, terminate or accelerate any liability of, or charge any fee, penalty or similar payment to such Stockholder under, or (v) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person pursuant to any material contract, agreement or understanding (including, without limitation, any agreement restricting such Stockholder from engaging in any line of business, competing with any Person or in any geographical area, or using or disclosing any information) to which such Stockholder is a party, by which such Stockholder is bound or to which any of such Stockholder's assets are subject.

Section 9.8. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.9. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a Party to this

Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party except subject to the terms hereof.

Section 9.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

ARTICLE X
REPRESENTATIONS, WARRANTIES, WAIVERS, AND SIMILAR

Section 10.1. Industry Regulatory Representations and Warranties. By executing and delivering this Agreement or a Joinder Agreement, as applicable, each Stockholder represents and warrants to the Corporation that:

(a) if the Stockholder is a natural person, the Stockholder is at least 21 years of age and has never been convicted of a felony, or pled nolo contender to a felony, of any kind in the State of Delaware or any other jurisdiction;

(b) if the Stockholder is an entity, then each equity holder, director and officer of the Stockholder is at least 21 years of age and neither the Stockholder nor any such equity holder, director or officer of the Stockholder has ever been convicted of, or plead guilty or nolo contendere to, a felony of any kind in in State of Delaware or any other jurisdiction;

(c) neither the Stockholder nor any equity holder, director or officer of the Stockholder has ever served as an equity holder, officer or director for any entity or organization that has had its license or other authority to cultivate, harvest, process or dispense cannabis or a product containing cannabis suspended or revoked in any state;

(d) neither the Stockholder nor any equity holder of the Stockholder and no manager, director or officer of the Stockholder is a physician, or is the spouse of a physician, currently certifying or planning to certify patients to use medical cannabis in any jurisdiction;

(e) neither the Stockholder nor any equity holder, director or officer of the Stockholder currently owes any Tax liability to any Governmental Entity in excess of the Tax liability due for the current taxable year for such Stockholder;

(f) neither the Stockholder nor any equity holder, director or officer of the Stockholder has ever failed to comply with any law or regulation relating to child in any jurisdiction;

(g) neither the Stockholder nor any equity holder, director or officer of the Stockholder has ever been the subject of any denial, suspension, or revocation of a license or registration, or the denial of a renewal of a license or registration, for any type of business or profession, by any federal, state, or local government, or any foreign jurisdiction, including denial, suspension, revocation, or refusal to renew any such license or registration nor failure to follow non-profit procedures or rules;

(h) neither the Stockholder nor any equity holder, director or officer of the Stockholder has ever been determined by a court or Governmental Entity or tribunal to have engaged in any attempt to obtain a registration, license, or approval to operate in any state by fraud, misrepresentation, or the submission of false information;

(i) neither the Stockholder nor any equity holder, director or officer of the Stockholder has ever been found guilty in any civil or administrative action under the laws of any state, the United States, or a military, territorial, or Indian tribal authority relating to fraudulent practices, including but not limited to fraudulent billing practices;

(j) neither the Stockholder nor any equity holder, director or officer of the Stockholder has ever been convicted of, or plead guilty or *nolo contendere* to, an enforcement action in any state, the United States, or a military, territorial, or Indian tribal authority relating to any health care facility or facility for providing marijuana for medical purposes in which such person was an owner or executive.

(k) neither the Stockholder nor any equity holder, director or officer of the Stockholder has ever been disciplined by, or has a pending disciplinary action or unresolved complaint by, any state, the United States, or a military, territorial, or Indian tribal authority with regard to any professional license of registration; and

(l) the Stockholder is not aware of any fact or circumstance that could reasonably be expected to: (i) cause the Stockholder to be ineligible to acquire or maintain any Percentage Interest in the Corporation, or (ii) result in the occurrence of a Disqualifying Event with respect to the Stockholder.

Section 10.2 Federal Law; Waiver. Each Stockholder understands and acknowledges that: (a) the Federal Controlled Substances Act, 21 USC § 811 ("CSA") continues to make the manufacture, distribution or possession with intent to distribute of cannabis and cannabis products illegal, and (b) the United States has regulated marijuana possession and use through the CSA which classifies marijuana as a Schedule 1 controlled substance.

Each Stockholder hereby (i) acknowledges and agrees that in the event the Corporation, the Board, any Officer, any Stockholder, or any of their respective Affiliates, acting in accordance with and pursuant to the provisions of this Agreement and in accordance with all Applicable Laws, is charged with, or convicted of, any violation of the CSA or any other law, rule regulation or order of the United States, or any agency or instrumentality thereof, regarding cannabis or cannabis products, such charge or conviction shall not be deemed to be a breach of this Agreement by the Corporation, the Board, any such Officer, any such Stockholder, or any such Affiliate, (ii) acknowledges and agrees that such Stockholder will have no claim against the Corporation, the Board, any Officer, any Stockholder, or any of their respective Affiliates on account of any such charge or conviction, including but not limited to, any claim under this Agreement, (iii) waives any and all rights it may have to assert any claim against the Corporation, the Board, any Officer, any Stockholder, or any of their respective Affiliates on account of any such charge or conviction, including but not limited to, any claim under this Agreement, and (iv) releases and forever discharges the Corporation, the Board, the officers, the Stockholders, and their respective Affiliates from any and all liability to such Stockholder on account of any such charge or conviction, including but not limited to, any claim under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Stockholders' Agreement as of the date first written above.

CORPORATION:

MXY HOLDINGS INC.

By:
Name: Jordan Lams
Its: Director

STOCKHOLDERS:

On behalf and in a manner binding on each of the Stockholders, pursuant to the Power of Attorney granted pursuant to Section 7.7(d) of the Existing Agreement:

By:
Name: JORDAN LAMS
Title: Authorized Board Member

Exhibit A

STOCKHOLDERS

(As of November 30, 2021)

(see attached)